Exhibit 11
GROW GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(In thousands except per share amounts)

                               Nine Months Ended     Three Months Ended
                                    March 31,              March 31,
                                  1994    1993        1994      1993

Primary:
Average shares outstanding     16,047   13,624       16,093   13,940
Dilutive stock options
  based on the treasury
  stock method using the
  average market price             53       64           62       72
                               16,100   13,688       16,155   14,012
Income (loss) from
  continuing operations        $7,292   $5,555       $1,278   $1,464
Discontinued operations                     77                  (346)
Extraordinary item                        (446)
Net income (loss)              $7,292   $5,186       $1,278   $1,810

Per share:
Income (loss) from
  continuing operations        $.45      $.40        $.08        $.11
Discontinued operations                   .01                     .02
Extraordinary item                       (.03)
Net income (loss)              $.45      $.38        $.08        $.13











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